Exhibit 10.51
SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT
     The Amended and Restated Tax Sharing Agreement (the “Agreement”), dated as of January 1, 2006, by and between HLTH Corporation (formerly known as Emdeon Corporation), a Delaware corporation (“HLTH”), and WebMD Health Corp., a Delaware corporation (“WebMD”), is hereby amended and restated effective for taxable years beginning on and after January 1, 2008.
     WHEREAS, HLTH is the common parent corporation of an affiliated group of corporations (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”));
     WHEREAS, WebMD and the WebMD Domestic Subsidiaries (as defined below) are members of the affiliated group of which HLTH is the common parent corporation;
     WHEREAS, WebMD made an initial public offering (the “Offering”) of its stock as contemplated by the Form S-1 filed with the Securities and Exchange Commission on May 12, 2005, as amended;
     WHEREAS, the Offering did not cause WebMD and the WebMD Domestic Subsidiaries to cease to be members of HLTH’s consolidated group for federal income tax purposes;
     WHEREAS, HLTH, WebMD and the WebMD Domestic Subsidiaries will continue to file consolidated federal income tax returns as required by Section 1501 of the Code (“Consolidated Federal Tax Returns”) and various members of the HLTH Group (as defined below) will continue to file consolidated, combined or unitary income tax returns in some states, municipalities and non-U.S. jurisdictions (“State, Local or Foreign Tax Returns”); and
     WHEREAS, HLTH, WebMD, the WebMD Domestic Subsidiaries and other members of the HLTH Group desire to agree upon a method for determining the financial consequences to each party resulting from the filing of a consolidated, combined or unitary income tax return; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:
1. DEFINITIONS.
     (a) For purposes of this Agreement, the terms set forth below shall have the following meanings.
          (i) “Alternative Minimum Tax” shall mean the tax imposed on corporations by Section 55 of the Code.
          (ii) “Consolidated Federal Tax Liability” shall mean, with respect to any taxable year, the Regular Tax and the Alternative Minimum Tax actually paid by the HLTH Group with respect to such taxable year (without taking into account any carry-backs of tax attributes from later taxable years).
          (iii) “Federal Tax Liability” of the WebMD Subgroup shall mean, with respect to any taxable year, an amount equal to the Consolidated Federal Tax Liability multiplied by a fraction, the numerator of which is the WebMD Subgroup’s Separate Return Tax Liability, and the denominator is the sum of A) the WebMD Subgroup’s Separate Return Tax Liability and B) the HLTH Subgroup’s Separate Return Tax Liability.
          (iv) “WebMD Domestic Subsidiary” shall mean any WebMD Subsidiary that would be eligible, from time to time, to join with WebMD in the filing of a Consolidated Federal Tax Return, with WebMD as the common parent corporation, if WebMD and such WebMD Subsidiary were not members of the HLTH Group.
          (v) “WebMD Subgroup” shall be comprised of WebMD and the WebMD Subsidiaries.
          (vi) “WebMD Subsidiary” shall mean any corporation (as determined for tax purposes) that is controlled, directly or indirectly, by WebMD. For this purpose, “control” shall mean ownership of 50% or more of the stock or other equity interests in such corporations in terms of voting power or equity value.
          (vii) “WebMD Tax Package” means all information requested by HLTH, in a format determined by HLTH, in connection with a Consolidated Federal Tax Return of the HLTH Group or a State, Local or Foreign Tax Return that includes any member of the HLTH SubGroup and any member of the WebMD SubGroup. The WebMD Tax Package shall be prepared on a basis consistent with the past practices of the HLTH Group, or any relevant group of corporations with respect to any consolidated, combined or unitary State, Local or Foreign Tax Return.
          (viii) “Regular Tax” shall mean the tax imposed on corporations by Section 11 of the Code.
          (ix) “Separate Return Tax Liability” of the HLTH Subgroup or WebMD Subgroup shall mean, with respect to any taxable year, the liability for Regular Tax and Alternative Minimum Tax for such taxable year, and any interest, penalties, and other additions to such taxes for such taxable year, computed as if the HLTH Subgroup or the WebMD Subgroup, as the case may be, was not part of the HLTH Group for such taxable year, but rather was a separate affiliated group of corporations filing a Consolidated Federal Tax Return pursuant to Section 1501 of the Code. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the HLTH Group which is not a member of the relevant Subgroup, (B) with regard to net operating loss and capital loss carry-forwards from earlier years (but not carry-backs from later years except to the extent permitted by Section 2(g)) of the members of the relevant Subgroup; provided, however that no account shall be taken of any loss carryforward or other tax attribute of the WebMD Subgroup to the extent the WebMD Subgroup has previously received payment therefore pursuant to Section 2(iv) of this Agreement as it existed prior to its amendment pursuant to this Second Amended and Restated Tax Sharing Agreement, (C) with regard to the minimum tax credits of the relevant Subgroup, (D) as though the highest rate of tax specified in Section 11(b) of the Code were the only Regular Tax rate applicable to the relevant Subgroup and (E) consistent with the past practices of the HLTH Group; provided, however, that such computation can depart from the past practices of the HLTH Group in the event of a change in applicable Tax law or if HLTH is advised by its accountants or counsel that adherence to past practices would have an adverse effect on the HLTH Group. Transactions between the WebMD Subgroup and the HLTH Subgroup that are deferred under the Treasury regulations promulgated pursuant to Section 1502 of the Code shall also be deferred for purposes of this Agreement.
          (x) “Subgroup” shall mean the WebMD Subgroup or the HLTH Subgroup.
          (xi) “HLTH Group” shall mean HLTH, WebMD, the WebMD Domestic Subsidiaries and any other corporation (as determined for tax purposes) that is controlled, directly or indirectly, by HLTH. For this purpose, “control” shall mean ownership of 50% or more of the stock or other equity interests in such corporation in terms of voting power or equity value.
          (xii) “HLTH Subgroup” shall be comprised of all members of the HLTH Group other than the members of the WebMD Subgroup.
     (b) For all purposes of this Agreement, unless the context otherwise requires, the definition of terms not defined herein shall be determined by reference to applicable law.
2. FEDERAL INCOME TAXES.
     (a) References. All references in this Section 2 to taxes or matters related to taxes are references to federal income taxes and related federal income tax matters.
     (b) Tax Sharing. With respect to any taxable year (or portion thereof, if applicable) of the WebMD Subgroup, WebMD shall pay to HLTH an amount equal to the WebMD Subgroup’s Federal Tax Liability.
     (c) Estimated Payments. Not later than fifteen days prior to each date on which an estimated federal income tax installment is due (a “Tax Payment Date”), HLTH shall determine, and notify WebMD of, (i) the amount of the applicable required installment of the required annual payment of the HLTH Group under Section 6655(d) of the Code and (ii) the amount of such required installment calculated by reference to the estimated Federal Tax Liability of the WebMD Subgroup (such amount, the “WebMD Subgroup Estimated Payment”). WebMD shall then pay to HLTH, on or before the date which is three business days prior to such Tax Payment Date, the WebMD Subgroup Estimated Payment. The WebMD Subgroup Estimated Payment shall be computed in accordance with the past practices of the HLTH Group except in the event of a change in applicable Tax law, or if HLTH is advised by its accountants or counsel that adherence to past practices would have an adverse effect on the HLTH Group.
     (d) Payment of Taxes at Year-End.
          (i) HLTH shall determine, and notify WebMD of, the WebMD Subgroup Payment within sixty days following the end of the taxable year for which such payment is to be made. On or before the date which is three business days prior to the last date prescribed by law for payment of the Consolidated Federal Tax Liability of the HLTH Group for such year, WebMD shall pay to HLTH an amount equal to the excess, if any, of the WebMD Subgroup’s Federal Tax Liability over the total WebMD Subgroup Estimated Payments made by WebMD with respect to such taxable year. A similar rule shall apply to the extent the amount of the WebMD Subgroup’s Federal Tax Liability is adjusted at or prior to the time at which the Consolidated Federal Tax Return for such year is filed.
          (ii) If the aggregate amount of the WebMD Subgroup Estimated Payments for a given taxable year is greater than the WebMD Subgroup’s Federal Tax Liability, HLTH shall promptly remit such excess amount to WebMD. A similar rule shall apply to the extent the amount of the WebMD Subgroup’s Federal Tax Liability is adjusted at or prior to the time at which the Consolidated Federal Tax Return for such year is filed.
          (iii) With respect to any Consolidated Federal Tax Return of the HLTH Group, except as described in subclause (iv) hereof (A) HLTH shall not reimburse WebMD for the tax savings attributable to the utilization of any net operating losses or other tax attributes of the WebMD Subgroup to offset federal income taxes of the HLTH Subgroup and (B) WebMD shall not reimburse HLTH for the tax savings attributable to the utilization of any net operating losses or other tax attributes of HLTH or any other member of the HLTH Subgroup to offset federal incomes taxes of the WebMD Subgroup.
          (iv) In any tax year ending on or before December 31, 2007 in which the HLTH Subgroup has income or gain from the sale of assets (including a subsidiary) outside the ordinary course of business, extinguishment of debt or other extraordinary transaction (“Extraordinary Gains”), HLTH will make a payment to the WebMD Subgroup in an amount equal to 35% of the excess of (A) the amount of the loss carryforwards of the WebMD Subgroup actually absorbed by the HLTH Group in the computation of the Consolidated Federal Tax Liability for the year pursuant to Treas. Reg. Section 1.1502-21, over (B) the amount of the loss carryforwards of the WebMD Subgroup that would have been absorbed in the computation of the Consolidated Federal Tax Liability if such Extraordinary Gains had not been incurred by the HLTH Subgroup. Such payment shall be in full reimbursement for the tax savings (federal and state) attributable to the excess amount of loss carryforward of the WebMD Subgroup so utilized as a result of the Extraordinary Gains. No payment shall be required under this subparagraph (iv) for tax years beginning on or after January 1, 2008.
     (e) Alternative Minimum Tax. Notwithstanding anything to the contrary set forth herein, WebMD shall only be required to make a payment to HLTH with respect to the WebMD Subgroup’s liability for Alternative Minimum Tax (computed as a Separate Return Tax Liability) for any taxable year if the HLTH Group has an actual Consolidated Federal Tax Liability in excess of the Separate Return Tax Liability of the HLTH Subgroup for such taxable year.
     (f) Treatment of Adjustments. If any adjustment (including an adjustment resulting in a refund of tax) is made after the filing of a Consolidated Federal Tax Return of the HLTH Group in which income or loss of the WebMD Subgroup is included, then upon the earlier of the date on which such adjustment is agreed to by HLTH or becomes final and nonappealable as a matter of law, WebMD shall pay to HLTH, or HLTH shall pay to WebMD, as the case may be, the difference between all payments actually made by WebMD under Sections 2(b)-2(e) with respect to the taxable year covered by such Consolidated Federal Tax Return and all payments that would have been made by WebMD under Sections 2(b)-2(e) after taking into account the applicable adjustment, together with any penalties and interest actually paid or received.
     (g) Treatment of Refunds. If a net operating loss is generated by the WebMD Subgroup or any member thereof during any period in which it is not a member of the HLTH Group, WebMD and/or the relevant WebMD Subsidiary shall elect to relinquish any carry-back period with respect to the HLTH Group to the fullest extent permitted by applicable law. If a net operating loss, net capital loss, business credit or other tax attribute generated by the WebMD Subgroup (or any member thereof) during any period in which it is not a member of the HLTH Group is carried back to a Consolidated Federal Tax Return of the HLTH Group, and a tax refund or credit is obtained or otherwise realized, such refund or credit shall be the property of HLTH and, if received by any member of the WebMD Subgroup, shall be promptly paid over to HLTH. Any tax refund or credit relating to the carry-back of a net operating loss, net capital loss, business credit or other tax attribute of the WebMD Subgroup (or any member thereof) from a period during which it is a member of the HLTH Group shall be properly allocated between the HLTH Subgroup and the WebMD Subgroup in accordance with Section 2.
     (h) Preparation of Returns. So long as the HLTH Group elects to file Consolidated Federal Tax Returns as permitted by Section 1501 of the Code, HLTH shall prepare and file such Consolidated Federal Tax Returns and any other returns, documents or statements required to be filed with the Internal Revenue Service (the “IRS”) with respect to the determination of the Consolidated Federal Tax Liability of the HLTH Group. Each member of the WebMD Subgroup appoints HLTH as its agent (as long as such corporation is a member of the HLTH Group) for purposes of filing such Consolidated Federal Tax

Returns, making any election or application or taking any action in connection therewith on behalf of the members of the HLTH Group. Each member of the WebMD Subgroup consents to the filing of such Consolidated Federal Tax Returns and the making of such elections and applications and agrees to take, or the taking of, any action (including the execution of any documents) necessary to permit such filings, elections or applications to be made.
     (i) Audits and Proceedings. HLTH shall have sole control of any audits or other proceedings conducted by the IRS or any judicial proceeding, with respect to the Consolidated Federal Tax Liabilities of the HLTH Group. HLTH shall give WebMD notice of, and shall consult with WebMD in good faith with respect to, any issues relating to items of income, gain, loss, deduction, credit or other tax attribute of any member of the WebMD Subgroup (any such items, “WebMD Subgroup Return Items”). WebMD may, at its sole expense, participate in such audits or proceedings solely with respect to WebMD Subgroup Return Items to the extent that HLTH, in its sole discretion, shall deem appropriate. For the avoidance of doubt, with respect to an audit or proceeding conducted by the IRS, HLTH shall have the right, in its sole discretion, to pay any disputed taxes and sue for a refund in the forum of its choice. The terms of settlement of any issues relating to such proceeding shall be in the sole discretion of HLTH, and each member of the WebMD Subgroup hereby appoints HLTH as its agent for the purpose of proposing and concluding any such settlement.
     (j) Cooperation. WebMD and each WebMD Subsidiary shall cooperate in the filing of any Consolidated Federal Tax Returns for the HLTH Group by maintaining such books and records and providing such information as may be necessary or useful in the filing of such Consolidated Federal Tax Returns and executing any documents and taking any actions which HLTH or any member of the HLTH Group may reasonably request in connection therewith. HLTH and each member of the HLTH Group will provide one another with such information concerning such returns and the application of this Agreement as HLTH or such member may reasonably request. Without limiting the generality of the foregoing, WebMD shall deliver to HLTH the WebMD Tax Package within thirty days after request by HLTH. Each of the HLTH Subgroup and WebMD Subgroup shall preserve all records relating to taxes for which the other Subgroup may be liable hereunder until the expiration of the applicable statute of limitations, and shall make such records available to the other Subgroup upon such other Subgroup’s prior reasonable request. To the extent that HLTH prepares and files any tax return of WebMD or any other member of the WebMD Subgroup that does not include any member of the HLTH Subgroup (a “WebMD Separate Return”), WebMD and the WebMD Subsidiaries shall provide cooperation consistent with this Section 2(j) including, without limitation, the delivery of a WebMD Tax Package relating to the WebMD Separate Return.
     (k) Payment of Tax; Indemnification. HLTH shall pay or discharge, or cause to be paid or discharged, the Consolidated Federal Tax Liability of the HLTH Group for each taxable year of the HLTH Group. With respect to each taxable year of the HLTH Group, (i) HLTH shall defend, indemnify and hold harmless WebMD from and against the difference between the Consolidated Federal Tax Liability of the HLTH Group and the WebMD Subgroup’s Federal Tax Liability, and (ii) WebMD shall defend, indemnify and hold harmless HLTH against the WebMD Subgroup’s Federal Tax Liability; provided, however, that WebMD shall indemnify and hold harmless HLTH against any liability resulting from any information included in the WebMD Tax Package that is not correct and complete in all material respects or the failure by WebMD to timely furnish HLTH with the WebMD Tax Package (or any material part thereof). Except as provided in this Agreement, (i) HLTH shall be responsible for, and shall indemnify and hold harmless WebMD against, any taxes of any member of the HLTH Subgroup, and (ii) WebMD shall be responsible for, and shall indemnify and hold harmless HLTH against, any taxes of any member of the WebMD Subgroup.
3. STATE, LOCAL AND FOREIGN TAXES. If, for any taxable period, any tax based on or measured by gross or net income or gross receipts or any franchise, capital, net worth or other similar tax imposed by any state, local or foreign government (collectively, “State, Local or Foreign Taxes”) is determined on a consolidated, combined or unitary basis by considering all or part of the income, losses, properties, payrolls, sales or other attributes of a WebMD Subsidiary with those of HLTH or any other member of the HLTH Subgroup (regardless of whether a State, Local or Foreign Tax Return is filed on a consolidated, combined or unitary basis), WebMD shall make payments to HLTH in satisfaction of such State, Local or Foreign Tax, and HLTH shall make payments to WebMD with respect to such State, Local or Foreign Tax, according to the same general principles described above in Sections 2(b) through 2(f). Each of WebMD and HLTH also shall be subject to the tax refund or credit provisions of Section 2(g), tax return preparation and filing provisions of Section 2(h), the tax audit provisions of Section 2(i), the tax cooperation provisions of Section 2(j) and the indemnification provisions of Section 2(k) with respect to such State, Local or Foreign Tax in the same manner as if the State, Local or Foreign Tax was a Consolidated Federal Tax Liability (subject to such adjustments, as reasonably determined by WedMD, to give effect to differences between applicable State, Local or Foreign Tax law and federal income tax law).
4. TERM AND OTHER MATTERS.
     (a) Survival. The term of this Agreement shall commence as of the date hereof, for the taxable year including the date hereof for which a Consolidated Federal Tax Return for the HLTH Group is filed. Subject to Section 4(b) below, this Agreement shall terminate with respect to any WebMD Subsidiary as of the end of the date on which such WebMD Subsidiary ceases to be a member of the HLTH Group and shall terminate as to all WebMD Subsidiaries in the event the WebMD Subgroup ceases to be part of the HLTH Group as of the end of the date of such termination; provided, however, that all rights and obligations arising hereunder with respect to a taxable period ended at or prior to any cessation or termination shall survive until the expiration of the statute of limitations for such taxable period.
     (b) HLTH Distribution of WebMD Stock. Neither HLTH nor WebMD shall knowingly take or fail to take (or permit any member of its respective Subgroup to take or fail to take) any action that could reasonably be expected to preclude HLTH’s ability to undertake (as determined in its sole discretion) a distribution of all or a portion of HLTH’s WebMD shares to the shareholders of HLTH in a transaction intended to qualify as a distribution under Section 355 of the Code (a “WebMD Stock Distribution”); provided that the foregoing restriction shall not apply to (and HLTH shall have no liability to WebMD for) actions taken by HLTH that would preclude it from being able to satisfy the active trade or business requirement of Section 355(a)(1)(C) and (B) of the Code (it being acknowledged by the parties hereto that as of the date hereof HLTH has disposed of all of its operating subsidiaries other than the WebMD Subsidiaries and Porex Corporation and may elect (in its sole discretion) to dispose of Porex Corporation). In the event HLTH decides to undertake (as determined in its sole discretion) a WebMD Stock Distribution, HLTH and WebMD acknowledge and agree that, prior to the consummation of such WebMD Stock Distribution, they shall execute a new tax sharing agreement setting forth the respective rights, responsibilities and obligations of the parties with respect to such WebMD Stock Distribution and any other tax matters (including tax liabilities) of the HLTH Group for taxable years prior to and including the taxable year in which such WebMD Stock Distribution is effected. For the avoidance of doubt, such new tax sharing agreement may contain provisions that substantively differ from those herein, and shall include (i) customary covenants designed to ensure that neither HLTH nor WebMD knowingly takes or fails to take (or permits any of its affiliates to take or fail to take) any action that could reasonably be expected to preclude the qualification of the WebMD Stock Distribution under Section 355 of the Code, (ii) an allocation of tax liability between HLTH and WebMD in the event of a determination (within the meaning of Section 1313 of the Code) that the WebMD Stock Distribution did not qualify under Section 355 of the Code and (iii) reasonable or customary tax indemnity (and related) provisions relating to past tax liabilities and attributes of the WebMD Subgroup.

5. DISPUTE RESOLUTION. In the event that any dispute arises under this Agreement, HLTH and WebMD agree to negotiate in good faith to resolve such dispute prior to submitting such dispute to a nationally recognized independent accounting firm, mutually acceptable to both HLTH and WebMD (the “Independent Accounting Firm”). Either HLTH or WebMD may at any time deliver a notice to the other party requesting referral of a dispute to a senior executive of HLTH and a senior executive of WebMD. Following receipt of such notice each of HLTH and WebMD shall designate one of its senior executives to negotiate in good faith to resolve such dispute within 10 days (or such longer period of time as such officers may agree to in writing). If at the end of such 10-day (or longer if properly extended) period the designated officers have not fully resolved the dispute to their mutual satisfaction, either party may thereafter submit such dispute to the Independent Accounting Firm. The Independent Accounting Firm shall issue its determination within thirty days of submission of a dispute. Absent manifest error, the decision of the Independent Accounting Firm shall be final and binding on the parties. The fees and expenses of the Independent Accounting Firm shall be shared equally by HLTH and WebMD.
6. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by a party by operation of law or otherwise without the express written consent of HLTH, in the case of assignment by a member of the WebMD Subgroup, or WebMD, in the case of assignment by a member of the HLTH Subgroup (which consent may be granted or withheld by HLTH or WebMD, as the case may be, in its sole discretion). For the avoidance of doubt, this agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of HLTH or any member of the HLTH Group succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto. If any corporation (other than any member of the HLTH Group as of the date hereof) becomes a member of the HLTH Group after the date hereof, then HLTH, if such corporation is a member of the HLTH Subgroup, or WebMD, if such corporation is a member of the WebMD Subgroup, shall cause such corporation to sign a joinder agreement and become bound by the terms hereof.
7. SUCCESSOR PROVISIONS. Any reference herein to any provisions of the Code or Treasury regulations shall be deemed to include any amendments or successor provisions thereto.
8. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.
9. SECTION CAPTIONS. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.
10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CON-STRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.
11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
12. WAIVERS AND AMENDMENTS. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Tax Sharing Agreement to be executed by a duly authorized officer effective as of January 1, 2008.

HLTH CORPORATION
By:	/s/ Lewis H. Leicher
	Name:	Lewis H. Leicher
	Title:	Senior Vice President

WEBMD HEALTH CORP.
DE HOLDCO, INC.
WEBMD, LLC
BABYDATA.COM, INC.
DEMAND MANAGEMENT, INC.
ENDEAVOR TECHNOLOGIES, INC.
HEALTH DECISIONS, INC.
HEALTHEON/WEBMD CABLE CORPORATION
HEALTHEON/WEBMD INTERNET CORPORATION
HEALTHSHARE TECHNOLOGY, INC.
HW JAPAN, INC.
MEDICINENET, INC.
WEBMD PROFESSIONAL SERVICES LLC
ONHEALTH NETWORK COMPANY
OW CORP.
PHYSICIANS TELEPHONE DIRECTORY, INC.
RXLIST, INC.
TELEMEDICS, INC.
THE ORNISH HEALTH PROGRAM, INC.
WEBMD DOMAIN CORP.
WEBMD HEALTH SERVICES GROUP, INC.
MEDSITE LLC
SUMMEX CORPORATION
SUBIMO LLC
MEDSCAPE LLC
CONCEPTIS LLC
MEDSITECME LLC
EMEDICINE.COM LLC
RX LIST LLC
HEALTH DECISIONS INTERNATIONAL LLC
WEBMD INTERNATIONAL, INC.

By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President